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                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


                  This AMENDMENT No. 1 (the "Amendment"), dated as of October 4, 1999, is between The Dexter Corporation, a Connecticut corporation (the "Company"), and ChaseMellon Shareholders Services, L.L.C., as rights agent (the "Rights Agent").

                                    RECITALS

                  WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of August 23, 1996 (the "Rights Agreement");

                  WHEREAS, the Company deems it advisable to amend the Rights Agreement; and

                  WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and the Company and the Rights Agent desire to evidence such amendment in writing.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

               1. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is hereby amended by deleting such section and inserting in lieu thereof the following:

                  "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner of 11% or more of the shares of Common Stock then outstanding, but shall not include
                  (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Person who becomes an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless and until such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding

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                  shares of Common Stock, or (vi) any such
                  Person who is one of the persons listed in Rule 13d-1(b)(1)(ii) under the Exchange Act (as defined below) or who is otherwise entitled to report such ownership on Schedule 13G under the Exchange Act (or any successor report), and is reporting such ownership on Schedule 13G under the Exchange Act, provided that such Person, together with its Affiliates and Associates, is the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding."

                    2. AMENDMENT OF SECTION 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is hereby amended by deleting such section and inserting in lieu thereof the following:

                  "In the event any Person (other than any Person who is not an Acquiring Person by reason of clauses (i)-(vi) of the definition of that term in Section 1(a)), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 11% or more of the shares of Common Stock then outstanding, unless the event causing the 11% threshold to be crossed is a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the entire Board of Directors of the Company to be in the best interests of the Company and its stockholders (hereinafter, a "Qualifying Offer"),"

                    3. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                    4. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Connecticut and for all purposes shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to contracts made and to be performed entirely within such State.

                    5. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the

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remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            EXECUTED under seal as of the date first set forth above.

Attest:                                  THE DEXTER CORPORATION


 /s/ Mary Anne Tillona                   By: /s/ Bruce H. Beatt
----------------------------             --------------------------------------
Name:  Mary Anne Tillona                 Name:  Bruce H. Beatt
Title: Assistant Secretary               Title: Vice President and Secretary


Attest:                                  RIGHTS AGENT: CHASEMELLON
                                         SHAREHOLDER SERVICES, L.L.C.


  /s/ Lee Tinto                          By: /s/ Lynore A. LeConche
---------------------------                  ----------------------------------
Name: Lee Tinto                          Name:  Lynore A. LeConche
Title: Vice President                    Title: Vice President